UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2016

Reynolds American Inc.

(Exact Name of Registrant as Specified in Charter)

North Carolina	1-32258	20-0546644
(State or Other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 North Main Street

Winston-Salem, North Carolina 27101

(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code: (336) 741 2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 4, 2016, R. J. Reynolds Tobacco Company (“RJRT”), a wholly owned subsidiary of Reynolds American Inc. (“RAI”), received from B.A.T. (U.K. and Export) Limited (“BATUKE”), a wholly owned subsidiary of British American Tobacco p.l.c. (“BAT”), a written notice (the “Notice”) terminating, with effect from January 5, 2019 (the “Termination Date”), the Restated and Revised American-blend Cigarette Manufacturing Agreement, dated May 14, 2015, among RJRT, BATUKE and BATUS Japan, Inc. (“BATUSJ”), a wholly owned subsidiary of BAT (such agreement, the “Manufacturing Agreement”). Under the Manufacturing Agreement, RJRT is currently BATUKE’s exclusive manufacturer of all of BATUKE’s requirements for certain American-blend cigarettes intended to be sold and distributed in Japan.

BATUKE delivered the Notice pursuant to the Manufacturing Agreement’s provision allowing a party to terminate the Manufacturing Agreement by furnishing, no earlier than January 1, 2016, three years’ notice of termination. The Manufacturing Agreement will remain in effect until the Termination Date, subject to earlier termination as provided therein, including without limitation, the right of a party to terminate upon the material, uncured breach of the Manufacturing Agreement by another party.

BAT, through wholly owned subsidiaries other than BATUKE and BATUSJ, owns approximately 42% of RAI’s outstanding common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 7, 2016

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
Name:	McDara P. Folan, III
Title:	Senior Vice President, Deputy General Counsel and Secretary